UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 30, 2007
NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio	44114-3484

(Address of Principal Executive Offices)	(Zip Code)
(216) 222-2000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 1, 2007, National City Corporation, a Delaware corporation (“National City”), and MAF Bancorp, Inc, a Delaware corporation (“MAF”), announced that they entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which National City will acquire MAF in a stock transaction valued at approximately $1.9 billion, including the value of stock options and restricted stock units.
Under the terms of the Agreement, MAF stockholders will receive National City common stock worth approximately $56.00 for each share of MAF common stock in a tax-free exchange. The exchange ratio will be based on the average closing price of National City common stock for the 20 trading days immediately preceding Federal Reserve Board approval of the transaction.
In the event that the average value of the KBW Bank Index during the 20-day pricing period is less than 91.82 and the average closing price of National City common stock during such period is less than $29.52, then the exchange ratio will be fixed at 1.8973, subject to upward adjustment to preserve a minimum per share value of the consideration to be received by MAF stockholders equal to at least $49.00 at the time the exchange ratio is determined. If the exchange ratio when determined in accordance with the terms of the Agreement is greater than 1.8973, National City has the right to terminate the Agreement unless MAF agrees to accept per share consideration of 1.8973 shares of National City.
After completion of the merger, Allen H. Koranda, MAF chairman and chief executive officer, will be appointed to National City’s board of directors.
Subject to regulatory and MAF stockholder approvals, the transaction is expected to close in the fourth quarter of 2007.
A copy of the press release announcing the merger is attached hereto as Exhibit 99 and incorporated herein. A copy of the Agreement is attached hereto as Exhibit 2 and incorporated herein. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.
National City and MAF will jointly host a conference call at 8:30 a.m., Chicago time, on Tuesday, May 1, 2007 to discuss the transaction. To participate in the conference call, please call 1-866-861-5393. A replay of the call will be available until May 8, 2007, by calling 1-800-475-6701 (passcode: 872417). A copy of the investor presentation materials prepared by National City is filed with the SEC pursuant to Rule 425 under the Securities Act of 1933, as amended.
Forward Looking Statements
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between National City and MAF, including future financial and operating results, the resulting company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of National City’s and MAF’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of MAF’s stockholders to approve the merger; the risk that the business will not be integrated successfully; the risk that the cost of savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause National City’s and MAF’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 10-K of National City and the 2006 Annual Report on Form 10-K of MAF, as amended, and in the Quarterly Reports on Form 10-Q of National City and MAF, filed with the SEC and available at the SEC’s internet site (http://www.sec.gov) and the companies’ respective internet sites at www.NationalCity.com and www.mafbancorp.com.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired: Not applicable
(b) Pro Forma Financial Information: Not applicable
(c) Exhibits:
2	— Agreement and Plan of Merger dated April 30, 2007 by and between National City Corporation and MAF Bancorp, Inc.

99	— News Release dated May 1, 2007
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation (Registrant)
Dated: May 1, 2007	By	/s/ Carlton E. Langer
Carlton E. Langer, Vice President
and Assistant Secretary

Index to Exhibits

Exhibit	Description

2	Agreement and Plan of Merger dated April 30, 2007 by and between National City Corporation and MAF Bancorp, Inc.

99	News Release dated May 1, 2007

4